Exhibit 99.1

Viveve® Announces FDA 510(k) Clearance for the Viveve System in the U.S.

SUNNYVALE, CA -- (Marketwired) -- 10/06/16 -- Viveve Medical, Inc. ("Viveve") (NASDAQ: VIVE), a medical technology company focused on women's health, today announced that the Viveve System has received 510(k) regulatory clearance from the U.S. Food and Drug Administration (FDA). In the United States the Viveve System is now indicated for use in general surgical procedures for electrocoagulation and hemostasis.

“FDA 510(k) clearance for the Viveve System represents a major milestone in our efforts to bring this safe and effective technology to patients in the United States who can benefit from it,” said Patricia Scheller, chief executive officer of Viveve. “We are grateful to all of the clinicians and researchers who have supported the development of the Viveve System over the past several years, and to all of the members of the Viveve team who played a vital role in helping us achieve this goal.”

“This clearance represents the first step in our U.S. regulatory strategy,” Scheller added. “In September 2016, we announced that the company filed an Investigational Device Exemption (IDE) to the FDA, for authorization to begin the VIveve Treatment of the Vaginal Introitus to EValuate Efficacy (VIVEVE II) study.”

About Viveve

Viveve Medical, Inc. is a women's health company passionately committed to advancing new solutions to improve women's overall well-being and quality of life. The Viveve System has received regulatory approval in 45 countries throughout the world and is available through physician import license in Japan.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve® is a registered trademark of Viveve, Inc.

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